Exhibit 99.1
FOR IMMEDIATE RELEASE

Press Contacts:	Investor Contacts:

NXP:	NXP:

Pieter van Nuenen	Albert Hollema
pieter.van.nuenen@nxp.com	albert.hollema@nxp.com
+31 40 27 25398	+31 40 27 25610

Trident:	Trident:
Kelly Karr	John Swenson
kelly.karr@taniscomm.com	john@swenson-partners.com
(408) 718-9350	(415) 302-2324
Trident Microsystems and NXP to Combine Digital TV and Set-Top Box
Businesses to Create Industry Leader in the Digital Home Market
Santa Clara, Calif. and Eindhoven, The Netherlands —October 5, 2009 — Trident Microsystems, Inc. (NASDAQ: TRID) and NXP Semiconductors today announced that they have signed a definitive agreement whereby Trident will acquire NXP’s television systems and set-top box business lines. Trident would remain fabless with a significant presence in Asia and as a result of the transaction would have a global leadership position in the digital home entertainment market. Under the terms of the transaction, NXP will receive newly issued shares of Trident common stock equal to 60% of the total shares outstanding post-closing, including approximately 6.7 million shares that NXP will purchase at a price of $4.50 per share, resulting in cash proceeds to Trident of $30 million.
“As the fragmented consumer IC market continues to consolidate, the ability to leverage IP across multiple segments is becoming increasingly important due to the R&D investments necessary to deliver leading-edge innovation,” said Sylvia Summers, President and CEO of Trident. “Through this transaction, Trident will become one of the leading global suppliers with the product portfolio, IP and operational infrastructure required to effectively serve the large, high-growth digital home entertainment market.”
Including revenue from the acquired product lines, Trident would have estimated revenue of approximately $500 million in calendar 2009, with approximately 60% attributable to television and 40% to set-top box. Upon closing, Trident will have an extensive portfolio of consumer IP applicable to a range of markets, with over 2,000 granted and in-process patents including motion estimation/motion compensation and conditional access, as well as advanced 45nm SoC technology. The combined product portfolio will enable Trident to offer a broad range of

NXP Semiconductors	Trident Microsystems, Inc.
High Tech Campus 60	3408 Garrett Drive
5656 AG Eindhoven, The Netherlands	Santa Clara, CA 95054-2803, USA

semiconductor solutions to the digital home market, which Trident estimates will reach $5 billion by 2010.
“Success in the consumer business requires a company culture based on rapid decision making, a fast pace of innovation, and a highly competitive cost structure,” stated Summers. “This proposed transaction enables Trident to achieve the economies of scale required to compete in the digital home market, while also taking advantage of our start-up culture and cost-efficient Asia-based engineering and operations. As a result, Trident will be well positioned to address a larger market, accelerate our time to breakeven and achieve our long-term financial objectives.”
In order to drive cost-efficient innovation that is competitive with the industry’s most aggressive consumer IC suppliers, Trident expects to retain a core set of technology centers of excellence in Europe and North America, while growing and leveraging the substantial engineering presence that each of NXP’s Home business unit and Trident already has in Asia. Following the close of the transaction, Trident intends to continue supporting the existing customers and design wins of each company. In addition, Trident plans to develop a converged product roadmap, leveraging the substantial IP of both companies and cost structure of Trident to provide the competitive products required for the next generation of customer designs.
“We believe the consumer IC business is a large, high-growth opportunity, best served by a company dedicated to this market with a highly efficient operating infrastructure,” said Rick Clemmer, President and CEO of NXP. “This proposed combination is the ideal structure to position the considerable technology and market assets of our digital TV and set-top box lines for growth and financial success. As the single largest shareholder in the expanded Trident, NXP can continue to take part in the significant upside opportunity for this business while achieving another major milestone in NXP’s plans to focus and lead in high-performance mixed signal.”
Reaffirming its long-term commitment to the digital home technology market, under the terms of the transaction, the primary shares being issued to NXP would be subject to a lock-up for two years.
Upon closing, Sylvia Summers will remain the CEO of Trident and Christos Lagomichos, EVP of NXP’s Home business unit, will become President. Pete Mangan will remain senior vice president and chief financial officer of Trident. In addition, after closing, NXP and Trident intend to cooperate in the development of complementary end-to-end solutions in other selected high-growth technology areas, including NXP’s car entertainment and silicon tuner product lines. Trident will be fabless and will have the ability to access state-of-the-art technology and manufacturing capacity from NXP’s manufacturing facilities, as well as the partner foundries and subcontractors of both companies. As a result of the terms and conditions agreed between the parties, NXP will account for its investment in Trident under the equity method.
The Boards of Trident and NXP have unanimously approved the agreement and the transactions contemplated by the agreement. The transaction is subject to the approval of the stockholders of Trident, consultations with employee representatives in certain jurisdictions and other customary closing conditions, including regulatory approvals. The transaction is expected to close in the first calendar quarter of 2010.

Trident expects to generate $140 million to $160 million in revenue in the calendar quarter ending June 30, 2010, its first full quarter post-closing, and expects to break even on a non-GAAP operating basis as early as the end of calendar year 2010.
Trident Investor Conference Call Today at 8 AM Eastern Time
Trident management will host a conference call at 5:00 am Pacific Time today (8:00 am Eastern Time). The domestic dial in is 866-730-5769; the international dial-in is 857-350-1593. Passcode: 59258241. A replay of the conference call will be available for two weeks, beginning approximately two hours following the conference call and will be accessible by calling 888-286-8010 (domestic) or 617-801-6888 (international) using access code 26148685. This call is being webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com http://www.tridentmicro.com/ . The webcast also is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com http://www.fulldisclosure.com/ ; institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com http://www.streetevents.com/ ).
Press Conference Call Today at 9 AM Eastern Time/3 PM CET
Rick Clemmer, President and CEO, NXP Semiconductors and Sylvia Summers, President and CEO, Trident Microsystems, will host a conference call at 6:00 am Pacific Time today (9:00 am Eastern Time) for members of the press.
For Journalists; you may use following dial in number;
from Europe (via NL): +31 45 6316903
from US/Latam (via US): +1-480-629-9822
from Asia Pacific (via Singapore): +65-6823-2087
There will be a Q&A session after the introduction. You may register for questions during the conference call.
For listen only participants; we advise you to listen in via webcast via:
http://www.nxp.com/news/

About Trident Microsystems:
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs, and associated software for digital media applications, such as digital televisions and LCD televisions. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
About NXP Semiconductors:
NXP is a leading semiconductor company founded by Philips more than 50 years ago. Headquartered in Europe, the company has about 29,000 employees working in more than 30 countries and posted sales of USD 5.4 billion (including the Mobile & Personal business) in 2008. NXP creates semiconductors, system solutions and software that deliver better sensory experiences in TVs, set-top boxes, identification applications, mobile phones, cars and a wide range of other electronic devices. News from NXP is located at www.nxp.com.
Cautionary Statement:
Statements about the ability of Trident to complete the transaction contemplated by the agreement with NXP, including the ability to satisfy the conditions set forth in the definitive agreement, and the possibility of the termination of the definitive agreement, Trident’s market share and the expected competitive position of Trident following the completion of the proposed acquisition, are forward-looking statements. A number of the matters discussed in this presentation that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: failure to achieve the economies of scale, revenue growth, operating synergies and efficiencies of the acquisition; the result of any regulatory review of the proposed transaction; approval of the acquisition by the stockholders of Trident and satisfaction of various other conditions to the closing of the acquisition; and the risks that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission, or SEC, including Trident’s annual report on Form 10-K for the fiscal year ended June 30, 2009.

Important Additional Information
In connection with the proposed acquisition of assets of NXP and solicitation of approval of the Trident stockholders, as well as in connection with its 2009 annual meeting of stockholders, Trident plans to file a proxy statement with the SEC. The definitive proxy statement will be mailed to the stockholders of Trident after clearance with the SEC. Trident will also file with the SEC from time to time other documents relating to the proposed combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT WHEN IT IS FILED WITH THE SEC, AND OTHER DOCUMENTS FILED BY TRIDENT WITH THE SEC RELATING TO THE PROPOSED ACQUISITION WHEN THEY ARE FILED, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.
The final proxy statement will be mailed to stockholders of Trident. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents when filed with the SEC at the SEC’s website at www.sec.gov. In addition to the proxy statement, Trident files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Trident at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Trident’s filings with the SEC are also available to the public from commercial document-retrieval services and free of charge at the website maintained by the SEC at www.sec.gov. In addition, Trident’s SEC filings may be obtained free of charge from Trident’s website (www.tridentmicro.com) or by calling Trident’s Investor Relations department at (408) 764-8808.
Trident, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition. Information about the directors and executive officers of Trident and the interests of such participants in the proposed acquisition will be included in the proxy statement and the other documents filed by Trident with the SEC relating to the proposed acquisition when filed.